UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 4, 2011

NO SHOW, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52961	20-3356659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

36 Lombard Street, Suite 700, Toronto, Ontario, Canada, M5C 2X3
(Address of Principal Executive Offices)

(416) 941-9069
(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Chief Financial Officer (Principal Financial Officer)

On July 25, 2010, the Company reported the resignation of Helen Keser from all positions formerly held with the Company, which included the position of Chief Financial Officer (Principal Financial Officer).  Following Helen Keser’s resignation, the position of Chief Financial Officer (Principal Financial Officer) remained vacant.

On July 4, 2011, the Company’s Board of Directors appointed Raniero Corsini to serve as the Company’s Chief Financial Officer (Principal Financial Officer).   Mr. Corsini is 48 and is currently the Company’s President, Treasurer and a member of the Board of Directors.

There was no arrangement or understanding between Mr. Corsini and any other person(s) to which he was selected as Chief Financial Officer. There are no existing family relationships between Mr. Corsini and any director or executive officer.  There have been no related party transactions between Mr. Corsini and the Company since August 1, 2010, or any currently proposed transaction in which Mr. Corsini was or is to be a party and the amount involved exceeds $120,000, and in which Mr. Corsini had or will have a direct or indirect material interest.

There are no material plans, contracts or arrangements (whether or not written) to which Mr. Corsini is a party or in which Mr. Corsini participates that is entered into, nor any material amendment in connection with the appointment of Mr. Corsini, nor any grant or award to Mr. Corsini or modification thereto, under any such plan, contract or arrangement in connection with the appointment of Raniero Corsini as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NO SHOW, INC.

July 5, 2011

/s/ Raniero Corsini
Raniero Corsini
President, Chief Financial Officer (Principal Financial Officer)